Filed pursuant to Rule 433
Registration Statement No. 333-158199-10
October 1, 2010

CREDIT SUISSE

Liquidity
Transparency
Diversification

# Credit Suisse Merger Arbitrage Liquid Index (Net) ETN

Credit Suisse Merger Arbitrage Liquid Index (Net) Exchange Traded Notes (the "ETNs") are senior, unsecured debt securities issued by Credit Suisse AG ("Credit Suisse"), acting through its Nassau Branch that are linked to the return of a market index. Investors can trade the ETNs on an exchange at market price. The ETNs are designed to provide investors with the returns of the Merger Arbitrage strategy as represented by the Credit Suisse Merger Arbitrage Liquid Index (Net) (the "CS MA Liquid Index" or the "Index"), an index which is calculated intraday and aims to gain broad exposure to the merger arbitrage strategy.

### Note Details

| | |
|---|---|
| Ticker | CSMA |
| Intraday indicative value ticker | CSMA.IV |
| Bloomberg index ticker | CSLABMN |
| CUSIP | 22542D845 |
| Primary Exchange | NYSE Arca |
| ETN Annual Investor Fee | 0.55% |
| Inception date | October 1, 2010 |
| Index | Credit Suisse Merger Arbitrage Liquid Index (Net) |

### Merger Arbitrage Strategy Focus

- Designed to capture the spread, if any, between the price at which the stock of a company, the target, trades after a proposed acquisition of such target is announced, and the price which the acquiring company, the acquirer, has proposed to pay for the target.
- Potential gains realized when deals are completed, and potential losses incurred when deals break.
- Generally associated with lower volatility than and low correlation to equity markets.

### Index Performance Characteristics (Including Hypothetical Performance) (October 1, 2005 – September 30, 2010)

| | Credit Suisse Merger Arbitrage Liquid Index (Net) |
|---|---|
| Annualized Return | 6.54% |
| 1 Month | 1.92% |
| 1 Year rolling | 8.07% |
| 3 Year rolling (Annualized) | 1.63% |
| YTD | 7.24% |
| Annualized Volatility | 5.64% |
| Sharpe Ratio | 0.76 |


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The above graph sets forth the hypothetical performance of the Index from September 2005 through December 2009 and actual historical performance of the Index from January 2010 through September 2010. In addition, the Index rules were revised on September 1, 2010 and therefore, the Index performance and Index levels prior to such date do not reflect the modification of the Index rules that took place on that date. Historical performance is not indicative of future performance. Credit Suisse Merger Arbitrage Liquid Index (Net) includes 0.50% p.a. of index calculation fees. The above graph includes this index calculation fee but does not include the investor fee associated with the ETNs which will reduce the amount of the return on the ETNs at maturity or upon repurchase by Credit Suisse.

Sources: Credit Suisse Alternative Capital, Inc. ("Credit Suisse"), Bloomberg. All data was obtained from publicly available information, internally developed data and other third party sources believed to be reliable. Credit Suisse AG has not sought to independently verify information obtained from public and third party sources and makes no representations of warranties as to accuracy, completeness or reliability of such information. Indexes are unmanaged, assume reinvestment of dividends or interest and do not reflect the deduction of fees and expenses. Investors cannot invest directly in an index. **Past performance is not a guarantee or indicator of future results. Note: Sharpe ratio calculated using U.S. 90 day Treasury Bills.**

Credit Suisse Merger Arbitrage Liquid Index (Net) ETN

## CS MA Liquid Index Overview

- The CS MA Liquid Index attempts to employ the merger arbitrage strategy by using a quantitative methodology to track a dynamic basket of securities held as long or short positions (the "Index Components") and cash weighted in accordance with the index rules to reflect publicly announced merger and acquisition transactions that meet certain qualifying conditions.
- The algorithm has been determined by an index committee taking into consideration quantitative research into systematic ways of achieving certain risk return profiles by using alternative investing techniques.
- The Index is calculated intraday and benefits from objective and transparent rules-based construction.

**Index Yearly Average Factor Exposures (Including Hypothetical Exposures)**
(October 1, 2005 – September 30, 2010)



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Long Exposure
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Total Long Positions
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**Correlation Statistics (Including Hypothetical Performance of the Index)**
(October 1, 2005 – September 30, 2010)

| | |
|---|---|
| S&P 500® Index (TRI) | 0.63 |
| TOPIX Index® | 0.58 |
| Barclays Capital U.S. Aggregate Index (TRI) | 0.29 |
| MSCI Daily Total Return Net EAFE USD | 0.69 |

The above chart shows the monthly factor exposures of the Credit Suisse Merger Arbitrage Liquid Index (Net) aggregated to an annual summary level. Dark blue bars represented above zero on the y-axis indicate aggregate long exposure in the portfolio and light blue bars below zero represent aggregate short exposure in the portfolio. The dark grey line represents the total amount of long positions in the portfolio and the light grey line represents the total amount of short positions in the portfolio.

**For Additional Information**

| | | |
|---|---|---|
| Americas | Effeson Hailemichael | +1 212 325 4285 |
| | Griffin Wetmore | +1 212 538 8495 |
| Email | ir.betastrategies@credit-suisse.com | |
| Website | www.credit-suisse.com/notes | |

### Selected Risks

- We intend to list the ETNs on NYSE Arca under the symbol "CSMA". If an active secondary market in the ETNs develops, we expect that investors will purchase and sell the ETNs primarily in this secondary market. We have no obligation to maintain this listing on NYSE Arca or any listing on any other exchange, and may delist the ETNs at any time.
- Although the return on the ETNs will be based on the performance of the CS MA Liquid Index, the payment of any amount due on the ETNs, including any payment at maturity, is subject to the credit risk of Credit Suisse. Investors are dependant on Credit Suisse's ability to pay all amounts due on the ETNs, and therefore investors are subject to our credit risk. In addition, any decline in our credit ratings, any adverse changes in the market's view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the market value of the ETNs prior to maturity.
- The performance of the CS MA Liquid Index may not be entirely representative of the performance of the merger arbitrage strategy and there is no assurance that the strategy on which the Index is based will be successful.
- The return at maturity or upon repurchase will be reduced by the fees and charges associated with the ETN and the Index. Therefore, the level of the Index must increase by an amount sufficient to offset the applicable fees and charges.
- An investment in the ETNs involves significant risks. The selected risk factors herein are not intended as a complete description of all risks associated with the ETNs. Please review the "Risk Factors" section of the applicable term sheet.

Credit Suisse AG ("Credit Suisse") has filed a registration statement (including prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering of securities. Before you invest, you should read the applicable term sheet, the Prospectus Supplement dated March 25, 2009, and Prospectus dated March 25, 2009, to understand fully the terms of the notes and other considerations that are important in making a decision about investing in the securities. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Credit Suisse, any agent or dealer participating in an offering will arrange to send you the applicable term sheet, relevant product supplement if applicable, prospectus supplement and prospectus if you so request by calling toll-free 1 (800) 221-1037.

Copyright 2010. Credit Suisse Group and/or its affiliates. All rights reserved.